                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /       Preliminary Proxy Statement
/X/       Definitive Proxy Statement
/ /       Definitive Additional Materials
/ /       Soliciting Material Pursuant to Section240.14a-11(c) or
          Section240.14a-12

                                TAB PRODUCTS CO.
                (Name of Registrant as Specified In Its Charter)


                                TAB PRODUCTS CO.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/       $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(i)(2).
/ /       $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
/ /       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.
          1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------
          2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

               -----------------------------------------------------------------
          4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------
          (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1)   Amount Previously Paid:

               -----------------------------------------------------------------
          2)   Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------------
          3)   Filing Party:

               -----------------------------------------------------------------
          4)   Date Filed:

               -----------------------------------------------------------------

                                TAB PRODUCTS CO.
                               1400 PAGE MILL ROAD
                              PALO ALTO, CA 94304

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 24, 1995


To the Stockholders of Tab Products Co.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tab Products Co., (the "Company") will be held on Tuesday, October 24, 1995, at 10:00 a.m. at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California in the Executive Conference Room, for the following purposes:

     1. To elect five (5) members of the Board of Directors to hold office until the 1996 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     2. To consider a proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of the Company for the fiscal year ending May 31, 1996.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on September 7, 1995 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Tab Products Co.

                                   By Order of the Board of Directors




                                   ROBERT J. SEXTON
                                   SECRETARY


Palo Alto, California
September 13, 1995


STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS PROXY AND VOTE IN PERSON AT THE MEETING.

                                TAB PRODUCTS CO.
                               1400 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 24, 1995



     The accompanying proxy is solicited by the Board of Directors of Tab Products Co., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held October 24, 1995, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is September 13, 1995, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                               GENERAL INFORMATION

     ANNUAL REPORT. An annual report for the fiscal year ended May 31, 1995, is enclosed with this Proxy Statement.

     VOTING SECURITIES. Only stockholders of record as of the close of business on September 7, 1995, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 4,851,951 shares of Common Stock of the Company, par value $.01 per share, issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of July 31, 1995, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.

                                                           SHARES OWNED (1)
                                                       -----------------------
     NAME AND ADDRESS OF                                NUMBER      PERCENTAGE
      BENEFICIAL OWNERS                                OF SHARES     OF CLASS
     -------------------                               ---------    ----------
David L. Babson & Co., Inc.. . . . . . . . . . . . .   518,700(2)       10.69%
  One Memorial Drive
  Cambridge, MA 02142-1300

Tab Products Co. Pension, Profit Sharing & Tax
Deferred Savings Trusts. . . . . . . . . . . . . . .   517,004          10.66%
  1400 Page Mill Road
  Palo Alto, CA 94304

Quest Advisory Corp. . . . . . . . . . . . . . . . .   450,800(3)        9.29%
  1414 Avenue of the Americas
  New York, NY 10019

T. Rowe Price Associates, Inc. . . . . . . . . . . .   370,000(4)        7.63%
  100 E. Pratt Street
  Baltimore, MD  21202

Dimensional Fund Advisors Inc. . . . . . . . . . . .   351,000(5)        7.23%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Reich & Tang Asset Management, L.P.. . . . . . . . .   299,100(6)        6.16%
  600 Fifth Avenue,
  New York, NY 10020

Robert R. Augsburger   . . . . . . . . . . . . . . .    12,575               *

Dr. William E. Ayer  . . . . . . . . . . . . . . . .     2,000               *

Michael A. Dering  . . . . . . . . . . . . . . . . .     8,021(7)            *

John L. Doyle  . . . . . . . . . . . . . . . . . . .     3,000               *

John W. Peth   . . . . . . . . . . . . . . . . . . .    12,173(8)            *

Hans A. Wolf   . . . . . . . . . . . . . . . . . . .     1,000               *

James A. Ayre  . . . . . . . . . . . . . . . . . . .         0               *

Kenneth L. Disselkoen  . . . . . . . . . . . . . . .    79,490(9)        1.61%

Patricia J. Robitaille . . . . . . . . . . . . . . .         0               *

Directors and executive officers
as a group (15 persons)  . . . . . . . . . . . . . .   144,337(10)       2.93%

----------------------------------

* Less than 1%


                                        2

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) According to a Schedule 13G filed February 13, 1995 by David L. Babson & Co., Inc., David L. Babson & Co., Inc. is deemed to have beneficial ownership of 518,700 shares of Tab Products Co. common stock. David L. Babson & Co., Inc. has sole voting power as to 388,800 shares, shared voting power as to 129,900 shares and sole dispositive power as to 518,700 shares.

(3) According to a Schedule 13G jointly filed February 14, 1995 by Quest Advisory Corp. ("Quest") and Quest Management Company ("QMC"), such persons are deemed to be a group and may be deemed to have beneficial ownership of 450,800 shares of Tab Products Co. common stock. Quest has sole voting and dispositive power as to 441,100 shares and QMC has sole voting and dispositive power as to 9,700 shares. Also, according to the same Schedule 13G jointly filed February 14, 1995 by Quest and QMC, Charles M. Royce may be deemed to be a controlling person of Quest and QMC, and as such may be deemed to beneficially own the shares of common stock of the Company beneficially owned by Quest and QMC. As stated in the Schedule 13G, Mr. Royce does not own any shares outside of Quest and QMC, and disclaims beneficial ownership of the shares held by Quest and QMC.

(4) According to a Schedule 13G jointly filed February 14, 1995 by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small Cap Value Fund, Inc. ("Price Fund"), such persons are deemed to have beneficial ownership of 370,000 shares and 325,000 shares, respectively, of Tab Products Co. common stock. The 325,000 shares deemed to be beneficially owned by Price Fund are included in the 370,000 shares deemed to be beneficially owned by Price Associates. Price Associates has sole voting power as to 45,000 shares and sole dispositive power as to 370,000 shares. Price Fund has sole voting power as to 325,000 shares.

(5) According to a Schedule 13G filed February 16, 1995 by Dimensional Fund Advisors Inc., Dimensional Fund Advisors Inc. is deemed to have beneficial ownership of 351,000 shares of Tab Products Co. common stock. Dimensional Fund Advisors Inc. has sole voting power as to 259,950 shares and sole dispositive power as to 351,000 shares. Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc., (the "Fund") and The Investment Trust Company (the "Trust"), each an open-end investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 71,350 additional shares which are owned by the Fund and 19,700 shares which are owned by the Trust.

(6) According to a Schedule 13G filed February 27, 1995 by Reich & Tang Asset Management, L.P., Reich & Tang Asset Management, L.P. is deemed to have beneficial ownership of 299,100 shares of Tab Products Co. common stock. Reich & Tang Asset Management, L.P. has shared voting power as to 299,100 shares of Tab Products Co. common stock and shared dispositive power as to 299,100 shares of Tab Products Co. common stock.

(7) Also includes 7,021 shares allocated to Mr. Dering's account under the Company's Tax Deferred Savings Plan ("401(k) Plan") as of May 31, 1995, based upon the most recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Mr. Dering may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(8) Also includes 4,173 shares allocated to Mr. Peth's account under the 401(k) Plan as of May 31, 1995, based upon the most recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Mr. Peth may be deemed to have sole dispositive power over such


                                        3

       shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(9) Includes 75,000 shares which are subject to options exercisable within 60 days of July 31, 1995. Also includes 3,490 shares allocated to Mr. Disselkoen's account under the 401(k) Plan as of May 31, 1995, based upon the most recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Mr. Disselkoen may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(10) Includes 75,000 shares which are subject to options exercisable within 60 days of July 31, 1995. Also includes 27,321 shares allocated to individual executive officer's accounts under the 401(k) Plan as of May 31, 1995, based upon the most recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, such executive officers may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.


                              ELECTION OF DIRECTORS

     Five (5) directors are to be elected at the Annual Meeting. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1996, and until their successors are elected and qualified.
John L. Doyle's term as director expires immediately prior to the time of the 1995 Annual Meeting of Stockholders, and Mr. Doyle is not standing for re-election. Effective immediately prior to the 1995 Annual Meeting, the authorized number of directors of the Company shall be reduced from six (6) to five (5), and the Board of Directors shall consist of five (5) directors.

     Management's nominees for election to the Board of Directors and certain information with respect to their age and background are set forth below. Each of the nominees was elected to his present term of office at the 1994 Annual Meeting. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as Management may designate.

     If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.


                                                                      DIRECTOR
NAME                      POSITION WITH THE COMPANY            AGE     SINCE
----                      -------------------------            ---    --------
Robert R. Augsburger      Director                             69      1976

Dr. William E. Ayer       Director                             73      1991

Michael A. Dering         Director, President and              44      1991
                          Chief Executive Officer

John W. Peth              Director, Executive Vice President,  46      1991
                          Chief Operating Officer and
                          President, Tab U.S.

Hans A. Wolf              Chairman of the Board                67      1992
--------------------------

     ROBERT R. AUGSBURGER. Mr. Augsburger has been a director of the Company since September 1976. Mr. Augsburger is also a consultant. Mr. Augsburger was a Lecturer in Management at the Graduate School of Business of Stanford University from April 1986 to December 1994, and from 1978 to January 1987 he was Executive Director of Peninsula Open Space Trust, a non-profit land conservation organization.

     DR. WILLIAM E. AYER. Dr. Ayer has served as a director of the Company since December 1991. Dr. Ayer has been a venture investor and corporate director since February 1968. Dr. Ayer is also a director of California Water Service Company.

     MICHAEL A. DERING. Mr. Dering has been a director, President and Chief Executive Officer of the Company since February 1991. He served as Executive Vice President and Chief Operating Officer of the Company from December 1989 to February 1991; and as Senior Vice President, Sales and Marketing from May 1989 to December 1989.

     JOHN W. PETH. Mr. Peth has served as director, Executive Vice President and Chief Operating Officer of the Company since March 1991 and as President, Tab U.S. since July 1994. He served as the Company's Chief Financial Officer from July 1991 to July 1994. Prior to that time, Mr. Peth was the Office Managing Partner, San Jose Region, at Deloitte & Touche from December 1989 to March 1991 and Partner-in-Charge, San Jose Office, at Deloitte Haskins & Sells from August 1985 to December 1989. Mr. Peth is also a director of Aspect Telecommunications and Business Resource Group.

     HANS A. WOLF. Mr. Wolf has served as a director of the Company since February 1992 and as Chairman of the Board since February 1995. Mr. Wolf was the Vice Chairman of Syntex Corporation ("Syntex") from October 1985 to December 1992, and was the Chief Administrative Officer at Syntex from October 1985 to February 1992. Mr. Wolf is also a director of Network Equipment Technologies, Inc. and Hyal Pharmaceutical Corporation.

     BOARD MEETINGS. During the fiscal year ended May 31, 1995, the Board held four meetings. No director serving on the Board in fiscal year 1995 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

     COMMITTEES OF THE BOARD. The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during the fiscal year ended May 31, 1995 were Messrs. Augsburger, Wolf and Dr. Ayer. During the fiscal year ended May 31, 1995, the Audit Committee held two meetings.

     The Compensation Committee's function is to review and recommend salary levels for executive officers and certain other management employees and stock option grants. The members of the Compensation Committee from June 1994 through January 1995 were Messrs. Augsburger and Wolf. In February 1995 Mr. Wolf resigned from his position on the Compensation Committee and Dr. Ayer and Mr. Doyle became members of the Committee. During the fiscal year ended May 31, 1995, the Compensation Committee held one meeting. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

     The Nominating Committee interviews and recommends action to the Board regarding any potential member of the Board of Directors. Messrs. Augsburger, Dering and Doyle were members of the Nominating Committee during fiscal year ended May 31, 1995. During fiscal year ended May 31, 1995, the Nominating Committee held one meeting.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other executive officers of the Company as of May 31, 1995 whose total salary and bonus for the year ended May 31, 1995 exceeded $100,000, for services in all capacities to the Company and its subsidiaries, during the fiscal years ended May 31, 1995, 1994 and 1993.

                   SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                   ANNUAL COMPENSATION         COMPENSATION
                                  ------------------------------------------- -------------
                                                                       OTHER
                                                                      ANNUAL
                                                                      COMPEN-     AWARDS
                                                                      SATION      OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY    BONUS         ($)      (SHARES)   COMPENSATION(1)
---------------------------       ---------- ----------- -------    ----------  ----------  ---------------
      Michael A. Dering               1995    $285,000     $0                (2)     --          $4,926
     President and Chief              1994    $285,000     $0                (2)     --          $4,803
      Executive Officer               1993    $285,000     $0                (2)     --          $4,845

        John W. Peth                  1995    $250,000     $0                (2)     --          $5,142
  Executive Vice President,           1994    $250,000     $0                (2)     --          $5,019
 Chief Operating Officer and          1993    $250,000     $0                (2)     --          $5,306
     President, Tab U.S.

  Kenneth L. Disselkoen (3)           1995    $182,000     $0                (2)     --          $4,162
  Senior Vice President, Sales        1994    $182,000     $0                (2)     --          $4,109
        and Marketing                 1993    $179,960     $0         $48,814(4)     --          $4,169

        James A. Ayre                 1995    $132,397     $0                (2)     --            $598
  Vice President, Canadian            1994    $ 82,689(5) $25,200            (2)   40,000          $456
  and Australian Operations           1993       --        --             --         --             --

   Patricia J. Robitaille             1995    $120,000     $0                (2)     --            $243
  Vice President, Information         1994    $ 30,500(6)  $0                (2)   15,000           --
    and Business Systems              1993       --        --             --         --             --

--------------------------------------

(1) Includes amounts deferred in the Company's Tax Deferred Savings Plan ("401(k) Plan") for Messrs. Dering, Peth, Disselkoen, Ayre and
     Ms. Robitaille in the amounts of $4,620, $4,620, $3,640, $0 and $0, respectively, during fiscal year ended May 31, 1995. Also includes annual premiums paid by the Company for life insurance policies for Messrs. Dering, Peth, Disselkoen, Ayre and Ms. Robitaille in the amounts of $306, $522, $522, $598 and $243, respectively.

(2) Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of the officer's total reported salary and bonus.

(3) Mr. Disselkoen terminated his employment as an executive officer of the Company May 31, 1995.

(4) Includes $40,902 in relocation expenses incurred by Mr. Disselkoen in connection with his acceptance of employment with the Company, $1,912 in executive supplemental medical insurance provided by the Company and $6,000 in an auto allowance.

                                        7

(5)  Mr. Ayre commenced his employment with the Company October 8, 1993.

(6)  Ms. Robitaille commenced her employment with the Company March 4, 1994.


STOCK OPTIONS GRANTED DURING THE FISCAL YEAR ENDED MAY 31, 1995.

     During the fiscal year ended May 31, 1995, there were no options to purchase the Company's Common Stock granted to the persons named in the Summary Compensation Table.


OPTION EXERCISES AND YEAR-END VALUES FOR THE FISCAL YEAR ENDED MAY 31, 1995.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the fiscal year ended May 31, 1995, and unexercised options held as of May 31, 1995, by the persons named in the Summary Compensation Table:


               AGGREGATED OPTION EXERCISES(1) IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------------------------------
                                    NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                     OPTIONS AT 5/31/95           MONEY OPTIONS AT 5/31/95(2)
                                ---------------------------      ----------------------------
 NAME                           EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------
 Michael A. Dering               230,000          5,000              0              0

 John W. Peth                    215,000          5,000              0              0

 Kenneth L. Disselkoen            56,250         18,750              0              0

 James A. Ayre                    10,000         30,000              0              0

 Patricia J. Robitaille            3,750         11,250              0              0

------------------------------
(1)  There were no option exercises during fiscal 1995.

(2) Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on May 31, 1995 (which was $6.375 per share, based on the closing trade price of the stock on the American Stock Exchange).

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     Messrs. Dering and Peth each have agreements with the Company pursuant to which each is entitled to certain severance benefits if their employment is terminated without good cause or is terminated due to a resignation for good reason during the two years following a "change of control" (as defined in the agreement). Change of control events include (a) the acquisition of 20% or more of the Company's outstanding common stock by a person or group, (b) a merger or sale of the assets of the Company or the liquidation or dissolution of the Company, unless in the case of a merger, continuing outside directors constitute at least two-thirds of the outside directors of the surviving corporation following such merger or consolidation, (c) the continuing outside directors no longer constitute at least two-thirds of the outside directors, or (d) the determination by at least two-thirds of the outside directors that an action constitutes a change in control.

     Upon a termination without good cause or due to a resignation for good reason during the two-year period following a change in control, each of Messrs. Dering and Peth are entitled to a cash payment equal to two times the compensation earned in the preceding fiscal year less compensation paid following a change in control, continuation of fringe benefits until another employer provides similar benefits but not longer than two years following the date of termination of employment and a pension plan supplement based on the benefits they would have received if their employment had continued two years following the date of termination or until they are employed by another employer. Each of Messrs. Dering and Peth are subject to confidentiality obligations and are also bound by covenants not to solicit Company employees for a period of two years after the change in control or one year following the date of termination of employment.

     Options granted under the Company's 1991 Stock Option Plan (the "Option Plan") contain provisions pursuant to which unexercised options become immediately exercisable upon a "transfer of control" as defined under the Option Plan and terminate to the extent they are not exercised as of consummation of the transfer of control.

COMPENSATION OF DIRECTORS

     The Company pays each of its outside directors $10,000 per year, plus an additional $500 for each Board and Committee meeting attended, in compensation for their services as members of the Board of Directors of the Company. The Chairman of the Board receives an additional $50,000 per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1988, the Company loaned Mr. Dering $200,000, as a non-interest bearing note. The note, secured by a deed of trust, is payable upon demand, or in 2001 if the note has not been called by that time. Previously, the note was payable upon demand, or in 1996 if the note had not been called by that time. The entire amount of the note is currently outstanding.

     In July 1995, the Company loaned Ms. Robitaille $200,000, as a non-interest bearing note. The note, secured by a deed of trust, is payable upon demand, or in 2000 if the note has not been called by that time. The entire amount of the note is currently outstanding.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     The Compensation Committee is comprised of three outside directors of the Board of Directors and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and option grants under the Option Plan. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

SALARY

     Salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications. In determining executive officer salaries, the Compensation Committee reviews recommendations from management which include information from salary surveys.

     The Compensation Committee annually assesses the performance and sets the salary of the Company's President and Chief Executive Officer, Michael A. Dering. Mr. Dering annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the Compensation Committee.

     In addition to reviewing performance evaluations the Compensation Committee also reviews the financial condition of the Company in setting salaries. The Compensation Committee did not increase Mr. Dering's salary during fiscal 1995 because the Company did not meet all of its financial goals.

BONUSES

     The Compensation Committee administers a bonus plan to provide additional incentives to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In fiscal 1995, awards under this bonus plan were contingent upon the Company's attainment of revenue and operating profit targets, set by the Compensation Committee in consultation with the Chief Executive Officer. The target amount of the bonus for the Chief Executive Officer and more senior executive officers was set by the Compensation Committee; the amount of individual bonuses for the remaining executive officers and other management were proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that proportionately higher awards are received when the Company's performance reaches maximum targets, proportionately smaller awards are received when the Company's performance reaches minimum targets and no awards are made when the Company does not meet minimum performance targets. Because revenue and profitability levels of the Company in fiscal 1995 did not meet the minimum target goals, no cash bonuses were paid to Mr. Dering or to any other executive officer set forth in the Summary Compensation Table included in this Proxy Statement.

STOCK OPTIONS

     The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically recommends to the Board of Directors grants of stock options under the Option Plan. Stock options are granted by the Board of Directors, based on the recommendation of the Compensation Committee, at the current market price and will only have value if the Company's stock price increases over the exercise price.

     The Compensation Committee makes recommendations to the Board of Directors concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Generally, option grants vest over four years with the life of the option ten years. No options were granted to any executive officer during fiscal 1995.

REPRICING OF STOCK OPTIONS FOLLOWING THE END OF FISCAL 1995

     In June 1995, the Compensation Committee considered the options held by the Company's executive officers, other than Messrs. Dering and Peth, and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Option Plan having exercise prices well above the recent historical trading prices for the Common Stock. The Committee was advised by management that management believed that key employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

     The Committee believed that the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical, managerial and marketing personnel and the loss of key employees could have a significant adverse impact on the Company's business. The Committee also believed that unless an adjustment was made in option prices, longer term employees holding options would perceive a substantial inequity in comparison to newer employees granted stock options with exercise prices set at the current, lower fair market value of the Company's Common Stock and that employee morale would suffer as a consequence. The Committee concluded that it was important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options selectively to current key employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that it could require restarted vesting in the exchange options so that optionees participating in the exchange would have incentives to remain with the Company. Considering these factors, the Committee determined that it was in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan at the optionee's request for those options with exercise prices above recent trading prices, with restarted vesting and exercise prices equal to the higher of $6.00 or the closing sales price of the Company's Common Stock on the date of the Committee's approval of the repricing.

     Accordingly, in June 1995, the Committee approved an offer to all employees of the Company, including executive officers with the exception of Messrs. Dering and Peth whom the Committee considered separately, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the higher of $6.00 or the closing sales price of the Company's Common Stock on the date of the Committee's approval of the repricing, with vesting commencing on the date of the exchange. The Committee approved new vesting for exchanged options as follows: 50% on the first anniversary of the grant, and 25% on each of the second and third anniversary, respectively. All exchanged options will terminate no later than ten (10) years from the date of the exchange. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting accrued vesting on their exchanged options. The offer to exchange options was completed in July 1995; in total options for 598,500 shares with exercise prices ranging from $6.125 per share to $13.50 per share have been exchanged for options for an equal number of shares at an exercise price of $6.00 per share, the higher of $6.00 per share or the closing price of the Company's common stock on June 9, 1995, the date of the Committee's approval of the repricing.

     The Compensation Committee separately considered options outstanding for Michael Dering and John Peth and the fact that a broad decline in the price of the Company's Common Stock had resulted in all of the stock options granted to Messrs. Dering and Peth having exercise prices well above the recent historical trading prices for the Common Stock. The Committee believed that such options were not likely to serve the purposes of retaining and motivating Messrs. Dering and Peth, that their contributions were important to the Company's future success, and it would be prudent and cost effective to provide equity incentives to Messrs. Dering and Peth to improve the Company's performance and the value of the Company for its stockholders. The Committee noted that Mr. Dering had options outstanding for 235,000 shares of the Company's Common Stock, with 175,000 shares at an exercise price of $10.00 per share and the remaining shares at prices ranging between $11.875 and $13.50 per share and that Mr. Peth had options outstanding for 200,000 shares at an exercise price of $10.00 per share and 20,000 shares at an exercise price of $12.375. The Committee noted that the options held by Messrs. Dering and Peth were together larger than options for all other employees combined and that the cancellation of options for 200,000 shares would permit the Committee to redistribute those options to other employees and limit potential dilution to stockholders. Considering these factors, the Committee concluded that it would be in the best interests of the Company's stockholders to condition the repricing of Messrs. Dering and Peth's options on the same terms as the exchange approved for the other employees on their surrender of options for 100,000 shares each.

     Accordingly, in June 1995, the Committee approved an offer to Messrs. Dering and Peth to exchange their outstanding options for new stock options to purchase 100,000 fewer shares than the aggregate number of shares which each of Messrs. Dering and Peth had a right to purchase prior to the exchange, on the same terms as the exchange approved for other employees. Mr. Dering and Mr. Peth each accepted the offer of repricing and were issued options for 135,000 and 120,000 shares, respectively.



                                  COMPENSATION COMMITTEE

                                  Robert R. Augsburger
                                  William E. Ayer
                                  John L. Doyle

                        COMPARISON OF STOCKHOLDER RETURN


     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and the S&P Office Equipment & Supply Index for the period commencing on June 1, 1990 and ending on May 31, 1995.


Research Data Group                              Total Return -- Data Summary


                                                     TBP

                                                  Cumulative Total Return
                                        ---------------------------------------
                                        5/90   5/91   5/92   5/93   5/94   5/95     D555GTBP
TAB PRODS CO                   TBP       100     74     63     77     69     45     07/26/95

RUSSELL 2000                   IR20      100    108    122    146    158    175     05555R20

S & P OFFICE EQUIP & SUPL      IOFE      100    118    133    152    180    203     05555OFE

(1) Assumes that $100.00 was invested on May 31, 1990 in the Company's Common Stock and each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending May 31, 1996. Deloitte & Touche LLP has acted in such capacity since its appointment during the fiscal year ended May 31, 1992. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1996.


                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 1400 Page Mill Road, Palo Alto, California, 94304, not later than May 16, 1996, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                   By Order of the Board of Directors



                                   ROBERT J. SEXTON
                                   SECRETARY

September 13, 1995

     TAB PRODUCTS CO.

     Proxy for Annual Meeting of Stockholders

     Solicited by the Board of Directors



     The undersigned hereby appoints Michael A. Dering and Robert
J. Sexton, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Tab Products Co. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California in the Executive Conference Room on Tuesday, October 24, 1995 at 10:00 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Corporation's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended May
31, 1995.

           CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY.

     1.   Election of the following directors:

               [  ] FOR the nominees         [  ] WITHHOLD AUTHORITY
                    listed below (except          to vote for the
                    as marked to the              nominees listed
                    contrary below.)              below.

     (INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee's name.)
                         Robert R. Augsburger
                         Dr. William E. Ayer
                         Michael A. Dering
                         John W. Peth
                         Hans A. Wolf


     2. To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending May 31, 1996.

               [ ]  FOR       [ ]  AGAINST        [ ] ABSTAIN

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 2.

[ ]  CHECK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

[ ]  CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

     Dated:---------------------------------, 1995


     Signature(s):
                  --------------------------

     ---------------------------------------